EXHIBIT 4.3


                                                                   A S M L




_______________________________________________________________________________
TERMS AND CONDITIONS FOR OPTIONS GRANTED
TO MANAGEMENT OF ASML GROUP COMPANIES IN
THE UNITED STATES OF AMERICA UNDER THE ASML
STOCK OPTION PLAN (Version January 2005)
















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TABLE OF CONTENTS

Related documentation........................................................2
Article 1 - Definitions......................................................3
Article 2 - Scope and Object.................................................5
Article 3 - Allocation of Options............................................5
Article 4 - Acceptance of the Options........................................6
Article 5 - Option Period....................................................6
Article 6 - Exercise Price...................................................7
Article 7 - Transferability of the Option....................................7
Article 8 - Exercise of the Option...........................................7
Article 9 - Dilution of Capital..............................................9
Article 10 - Taxes and Costs.................................................9
Article 11 - Prevention of Inside Trading...................................10
Article 12 - Notices........................................................10
Article 13 - Disputes.......................................................10
Article 14 - Amendments.....................................................11




Related documents

In these option conditions reference is made to the following documents:
-  ASML Stock Option Plan (version 2)
- ASML Rules of Conduct concerning Insider Information These documents may be consulted on the ASML Intranet.












_______________________________________________________________________________
TERMS AND CONDITIONS FOR OPTIONS GRANTED
TO MANAGEMENT OF ASML GROUP COMPANIES IN
THE UNITED STATES OF AMERICA UNDER THE ASML
STOCK OPTION PLAN (Version January 2005)




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Article 1 - Definitions

In these Option Conditions and the agreements arising from and relating thereto the following terms shall have the meanings as defined in this Article, unless explicitly stated otherwise.


Allocation Date            :         the date of allocation of an Option, being
                                     two days after the publication of the
                                     annual results for 2004 being January
                                     21st, 2005;

Application Form           :         the Stock Options from Performance Related
                                     Bonus 2004 Plan for Senior and Executive
                                     Management (Salary Grades 92 through 95) of ASML Holding Group Companies in the
                                     United States of America Application Form, on the basis of which Options are allocated to Employees;

ASML                       :         ASML Holding N.V., having its business
                                     address at De Run 6501 in Veldhoven, the Netherlands;

Embargo Period             :         the period from January 21st, 2005 up to
                                     and including January 20th, 2008;

Employee                   :         a natural person who on the Allocation
                                     Date is employed by ASML Holding Group
                                     Companies in the United States of America in a position with job grade 92 through 95, and who is on its payroll or who has been assigned abroad as an expatriate or ITA by such ASML Group Company;

Employer                   :         ASML or Group Company that employs Employee
                                     on the Allocation Date;

Exercise Price             :         the price for which Option Holder may
                                     acquire one Share upon the exercise of
                                     one Option;

Group Company              :         an affiliated company of ASML, in which
                                     the affiliation is determined by section
                                     24c of Book 2 of the Dutch Civil Code,
                                     irrespective of the jurisdiction of such company and irrespective of the place where it has its registered office;


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Option                     :         a right granted by Employer to Option
                                     Holder to acquire one Share against
                                     payment of the Exercise Price during the Option Period;

Option Agent               :         the organization to be designated by ASML
                                     charged with the implementation of the
                                     Option Conditions;

Option Conditions : the present terms and conditions for Options granted to Management of ASML Holding Group Companies in the United States of America under the ASML Stock Option Plan version January 2005, including any modifications subsequently introduced herein in conformity with the same;

Option Holder              :         the holder of an Option, being the person
                                     to whom an Option has been allocated in
                                     writing and who at the time of allocating of such Option is an Employee of ASML or who has become the holder of such Option by virtue of being Employee's heir;

Option Period              :         the period during which the Option may be
                                     exercised;

Option Rules               :         the ASML Stock Option Plan (version 2)
                                     including any modifications subsequently introduced therein in conformity with the same, on which these Option Conditions are based;

Share                      :         an ordinary share with a nominal value of
                                     EURO 0.02 (two EURO Cents) in the share
                                     capital of ASML, which share is listed on the Euronext Amsterdam ("AEX") in the Netherlands, or the NASDAQ Stock Market
                                     ("NASDAQ"), New York City, New York, USA, which share is acquired by Option Holder by exercising an Option granted under these Option Conditions;

Termination for Cause      :         Cause shall mean (i) any act of personal
                                     dishonesty taken by Employee in connection with his or her responsibilities as Employee and intended to result in a personal enrichment of Employee, (ii) conviction of a felony, (iii) a willful act by Employee that constitutes gross misconduct and is injurious to Employer, and (iv) continued violations


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                                     by Employee of his or her obligations to
                                     Employer which are demonstrably willful and deliberate on his or her part after (a) there has been delivered to Employee a written demand for performance from Employer that describes the basis for the belief that he or she has not substantially performed his or her duties set forth in specific goals to cure such defaults, and
                                     (b) he or she has been given 30 (thirty) days during which he or she has been unable to cure such failure to perform his or her duties. For Employees who are resident in the Netherlands, the term Cause shall have the meaning as stated in section 7:677 in conjunction with section 7:678 of the Dutch Civil Code at that time.

The terms defined above in the singular or in the plural shall also comprise the plural and vice versa, unless in the case in concerned it can be inferred otherwise from the text of the Option Conditions.

Article 2 - Scope and Object

These Option Conditions are part of the Option Rules and contain the terms and conditions that are applicable to Option Holder pursuant to article IV of the Option Rules.

Option Holder is aware of the fact that the value of the shares may rise or fall, and that ASML does not guarantee that Option Holder will derive any benefit from participating in the ASML Stock Option Plan version January 2005.

Nothing in these Option Conditions or related documents by themselves or in combination shall be construed as an expressed or implied contract of employment or a guarantee of continued future employment.

Article 3 - Allocation of Options

3.1 Options shall be allocated at the request of Employee. Options shall be allocated pro rated to the number of Options requested by Employee on the Application Form, the total number of Options requested and the maximum number of Options available;

3.2 When submitting a request for the allocation of Options, Employee must, at Employee's sole discretion, pay to Employer a net amount equal to USD 2.00 (two United States DOLLARS and zero DOLLAR Cents) multiplied by the number of Options allocated to such Employee. The number of Options allocated to such Employee shall depend on the percentage, determined by Employee at Employee's sole discretion, of the total


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           gross amount of 2004 Performance Related Bonus, divided by gross USD 4.00 (four United States Dollars and zero DOLLAR Cents). The aforementioned percentage shall be between 0% and 100% of the total gross amount of 2004 Performance Related Bonus.

3.3 To be eligible for Options a fully completed and signed Application Form must have been received by the Stock Option Administration in Veldhoven, no later than on January 10th, 2005;

3.4 Options shall be allocated on the basis of the Application Form and pro-rated on an availability basis. For each Option allocated, Employee shall pay USD 2.00 (two United States DOLLARS and zero DOLLAR Cents) from Employee's actual net 2004 Performance Related Bonus amount in cash. In the event that the aforementioned amounts are insufficient to cover the balance, Employee shall pay any outstanding balance by a check payable to ASML drawn on a European Union Bank or a bank as decided by ASML.

Article 4 - Acceptance of the Options

4.1 By handing in the Application Form on which the wish is expressed to participate in the underlying plan, Employee accepts (i) all of the Options that may be allocated, and (ii) the Option Rules and the Option Conditions;

4.2 Employee shall be informed in writing of the number of Options allocated;

4.3 Effective from the Allocation Date an option agreement will come into existence.

Article 5 - Option Period

5.1 The Option Period shall be 10 (ten) years, counting from the Allocation Date and shall thus end on January 20th, 2015;

5.2        Options may only be exercised within the Option Period;

5.3 Options that have not been exercised within the Option Period shall lapse after the expiration of the Option Period and become null and void;

5.4 Notwithstanding the provisions of paragraphs 1 through 3 of this Article, the Option Period may be extended under the circumstances as referred to in Article 8.5 by a maximum period of 12 (twelve) months.

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Article 6 - Exercise Price

The Exercise Price shall be equal to the closing price "cum dividend" of an ordinary ASML share on Euronext, Amsterdam ("AEX") in the Netherlands on the Allocation Date. For United States residents or citizens, the Euro denominated Exercise Price will be converted into a United States Dollar Exercise Price by taking the Exercise Price defined in the first sentence of this Article and applying the Euro - United States Dollar exchange rate fixing on the Allocation Date as performed by the European Central Bank at or around 14.00 hours C.E.T.;

Article 7 - Transferability of the Option

7.1 The Option shall be strictly non-transferable and may not be encumbered with a pledge;

7.2 Devolution by last will or hereditary succession pursuant to the statutory provisions shall, however, not vitiate the Option;

7.3 Option Holder shall not be permitted to conclude any transaction in relation to the Options on Euronext Amsterdam, the Netherlands , NASDAQ, New York, United States of America, or any other stock exchange;

7.4 In the event of an Option Holder acting in contravention of the provisions of this Article, the Options of such Option Holder shall lapse;

Article 8 - Exercise of the Option

8.1        Options may only be exercised after expiration of the Embargo Period.

8.2 By means of a written request by Option Holder to Employer, Option Holder may exercise all or part of the Options, provided approval of such request to exercise is given by Employer and exercise is not in conflict with other provisions of this Article;

8.3 A written request to exercise Options during the Embargo Period shall not be honoured by Employer;

8.4 When exercising the Options Option Holder must comply with the "ASML Rules of Conduct concerning Insider Information", as in force at the time of exercising;

8.5 In case of termination of the employment relationship between Employee and Employer due to Employee's (i) death, or (ii) incapability to act, the Options may be exercised during the entire Option Period, after the Embargo Period has expired. In case the


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           remaining Option Period, measured from the moment of termination for aforementioned reasons, consists of less than 12 (twelve) months, the Option Period will be extended such that the remaining Option Period will be at least 12 (twelve) months counting from the date of the termination. Therefore, if the date of termination for reasons mentioned in the first sentence of this Article, falls within 12 (twelve) months before the end of the Option Period as defined in
           Article 5.1, the Option Period will effectively be prolonged beyond the period as defined in Article 5.1;

           In case of termination of the employment relationship between Employee and Employer due to Employee's (iii) retirement or (iv) occupational disability (within the meaning of the Dutch Disablement Benefits Act [Wet op de Arbeidsongeschiktheidsverzekering]), the Options may be exercised during the entire Option Period, after the Embargo Period has expired;

           Retirement for these Option Conditions is defined as (a) leaving the employment of Employer at the age of 55 (fifty five) years or later in case Employee is eligible to (early) retirement payments paid by a State, Federal or private pension fund, or (b) leaving the employment of Employer under the "Rule of 65" without being eligible to (early) retirement payments paid by a State, Federal or private pension fund.

           The "Rule of 65" determines that Employee is deemed to retire for these Option Conditions in case Employee leaves the employment of Employer at the age of 55 (fifty five) years after 10 (ten) years of continued employment with ASML, a Group Company or its legal predecessors. For every additional year in excess of 55 (fifty five) years of age, Employee is required to have one year less of continued employment, until the age of 65 (sixty five) years. Employee is deemed to retire for these Option Conditions in case Employee leaves the employment of Employer at the age of 65 (sixty five) years with one or less years of continued employment with ASML, a Group Company or her legal predecessors.

8.6 If, during the Option Period, Employee is terminated for Cause by Employer or Employee is terminated by Employer on account of another reason imputable to Employee, regardless of whether employment has been terminated, any Options not yet exercised shall lapse forthwith. All Options that have thus become null and void will do so without Employee being entitled to any compensation in this respect from Employer or another Group Company;

8.7 In case of termination of the employment relationship, during or after the Embargo Period, between Employee and Employer for reasons other than those mentioned in Article 8, paragraphs 5 and 6, the Options may be exercised during the Option Period, provided such exercise is not in conflict with the provisions of paragraphs 1 through 4,


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           and paragraph 8 of this Article. If the Options are not exercised within the Option Period, the Options shall lapse.

8.8 The Options may be exercised by Option Holder for the total number allocated or in tranches of 100 or multiples thereof (with the exception of the last tranche), with the provision that each exercise must take place within the Option Period, provided such exercise is not in conflict with the provisions of Article 11;

8.9 Exercise of the Option shall take place in conformity with the applicable "Procedure for the exercise of ASML Options".

Article 9 - Dilution of Capital

9.1 If at any time the issued capital of ASML increases, for instance as a result of (i) a resolution to issue shares with a pre-emption right for the holders of the Shares at that time outstanding, (ii) a stock dividend or (iii) a capitalisation of reserves, the Exercise Price and/or the number of Options allocated may be adjusted in such a manner as the Board of Management shall then decide;

9.2        The adjustments by the Board of Management referred to in Article
           9.1 shall be binding after an independent accountant who is a member of the Netherlands Institute for Registered Accountants [Nederlands Instituut voor Register Accountants] has issued a certificate stating that the adjustments have been determined in a reasonable manner. Adjustment of the Exercise Price and/or the number of Options shall take place on the day preceding the day on which notice was given of the aforementioned resolutions. Any tax and/or social insurance consequences resulting from the above shall be for the account of Option Holder;

9.3 An adjustment of the Exercise Price and/or the number of Options allocated and the computation upon which the same are based shall be notified as soon as possible to Option Holder in writing.

Article 10 - Taxes and Costs

10.1 All taxes and/or social insurance contributions payable as a result of the Options allocated and/or as a result of Option being owned and/or exercised by Option Holder, including possible consequences of an amendment of the Option Conditions, shall be entirely for the account of Option Holder;

10.2 All possible consequences for pension, including early retirement, and/or social insurance benefits as a result of the relinquishment of specific remuneration elements


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           and/or of Options allocated under this plan, including possible consequences of an amendment of the Option Conditions, shall be entirely for the account of Option Holder;

10.3 Option Holder shall be liable for all the costs relating to the exercise of Options, including but not limited to costs charged by stock brokers in connection with the acquired Shares resulting from the exercise of Options and the contiguous sale of such Shares;

10.4 Costs relating to the issue and/or acquisition of Shares in the capital of ASML shall be for the account of ASML.

Article 11 - Prevention of Insider Trading

Option Holder who by returning the Application Form accepts the Option Conditions, shall at the same time, be deemed to accept the applicable "ASML Rules of Conduct concerning Insider Information" and to act accordingly.

Article 12 - Notices

12.1 Notices which must be given by ASML to Option Holder pursuant to or in connection with the Option Rules and/or the Option Conditions shall be regarded as correctly addressed if sent to the address of Option Holder as recorded in the Staff Records Department of ASML or the Group Company;

12.2 Notices which must be given by Option Holder to ASML pursuant to or in connection with the Option Rules and/or the Option Conditions shall be regarded as correctly addressed if sent to the address of ASML as listed with the Chamber of Commerce, for the attention of the ASML Option Administrator.

Article 13 - Disputes

13.1 The Option Rules, the Option Conditions, the annexes thereto, and all further documents related to the Option Rules and/or the Option Conditions shall be governed by the laws of the Netherlands;

13.2 All disputes arising from the Option Rules, the Option Conditions, the annexes thereto, and further documents related to the Option Rules and/or the Option Conditions, shall in the first instance, be settled by the District Court of Eindhoven;


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Article 14 - Amendments

14.1 The Board of Management shall have the power to amend the Option Rules and/or Option Conditions or add further provisions to the same at any time;

14.2 Option Holder shall be informed of any amendments or measures as referred to in this Article in good time, in writing.














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